Exhibit 99.1

UMT HOLDINGS, L.P.

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011 and 2010

with Report of Independent Auditors

UMT HOLDINGS, L.P.

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011 and 2010

REPORT OF INDEPENDENT AUDITORS

To the Partners of

UMT Holdings, L.P.

We have audited the accompanying consolidated balance sheets of UMT Holdings, L.P. (the “Partnership”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in partners’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UMT Holdings, L.P. as of December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Dallas, Texas

June 28, 2013

UMT HOLDINGS, L.P.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010

Assets
Cash and cash equivalents	$743,628	$891,380
Accrued interest receivable	39,713	17,977
Accounts receivable	1,603,908	1,668,313
Accounts receivable - related parties	22,351,136	22,832,881
Profits interest receivable - related parties	75,647	75,647
Investment in partnerships	653,523	867,479
Notes receivable, net of reserves for loan losses of $63,144 and $32,553, respectively	11,587,366	11,510,269
Notes receivable - related parties	8,459,212	7,080,235
Participation interests - related parties	318,156	337,308
Long term mortgage notes receivable, net of reserves for loan losses of $325,008 and $321,071, respectively	325,008	321,071
Property and equipment, net of accumulated depreciation of $1,047,234 and $890,794, respectively	383,981	482,649
Other assets, net of accumulated amortization of $1,938,116 and $1,859,400, respectively	460,855	915,602

Total assets	$47,002,133	$47,000,811

Liabilities and Partners’ Deficit
Accounts payable and accrued liabilities	$2,336,448	$2,346,071
Accounts payable - related parties	8,113,391	12,253,921
Lines-of-credit	6,490,171	8,581,011
Notes payable	5,117,048	5,292,743
Notes payable - related parties	60,479,422	49,862,846
Total liabilities	82,536,480	78,336,592

Commitments and contingencies

Partners’ Deficit:
General partner’s deficit	(25,645,184)	(21,624,636)
Series A limited partners’ deficit	-	-
Class C limited partners’ deficit	(9,591,217)	(9,413,199)
Class D limited partners’ deficit	(297,946)	(297,946)
Total partners’ deficit	(35,534,347)	(31,335,781)

Total liabilities and partners’ deficit	$47,002,133	$47,000,811

See accompanying notes to consolidated financial statements.

2

UMT HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2011	2010
Revenues:
Transaction service fees	$220,879	$383,284
Transaction service fees - related parties	5,910,922	3,600,265
Interest income	1,805,027	1,947,616
Interest income - related parties	1,310,634	1,252,038
Real estate owned - property sales income	-	2,357,385
Asset management fees - related parties	6,518,422	6,164,316
Earnings from investments in partnerships	4,121,556	4,170,345
Total revenues	19,887,440	19,875,249

Expenses:
Real estate owned - property sales cost	-	2,085,500
Interest expense	1,102,223	1,055,703
Interest expense - related parties	6,257,636	6,582,080
Provision for loan losses	30,591	17,877,498
General and administrative expense	14,096,403	12,195,043
General and administrative expense - related parties	2,419,617	1,307,857
Total expenses	23,906,470	41,103,681

Net loss	$(4,019,030)	$(21,228,432)

See accompanying notes to consolidated financial statements.

3

UMT HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ DEFICIT

Years ended December 31, 2011 and 2010

	General	Class C	Class C	Class D	Class D	Class EIA
	Partner’s	Limited	Limited	Limited	Limited	Limited	Total
	Equity	Partners’	Partners’	Partners’	Partners’	Partners’	Partners’
	Deficit	Units	Deficit	Units	Deficit	Deficit	Deficit

Balance at December 31, 2009	$(396,179)	28,091	$(7,001,217)	79,809	$(285,852)	$(1,886,325)	$(9,569,573)

Restricted units earned	-	-	-	13,543	-	-	-

Distributions	(25)	(540)	(540,216)	-	(12,094)	14,559	(537,776)

Conversion of Class EIA LP interests to Class C LP interests	-	7,868	(1,871,766)	-	-	1,871,766	-

Net loss	(21,228,432)	-	-	-	-	-	(21,228,432)

Balance at December 31, 2010	$(21,624,636)	35,419	(9,413,199)	93,352	(297,946)	-	(31,335,781)

Restricted units earned	-	-	-	34,475	-	-	-

Distributions	(1,518)	(180)	(178,018)	-	-	-	(179,536)

Net loss	(4,019,030)	-	-	-	-	-	(4,019,030)

Balance at December 31, 2011	$(25,645,184)	35,239	$(9,591,217)	127,827	$(297,946)	$-	$(35,534,347)

See accompanying notes to consolidated financial statements.

4

UMT HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010
Operating Activities
Net loss	$(4,019,030)	$(21,228,432)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	156,442	186,285
Amortization	228,530	452,272
Earnings from investments in partnerships	(4,121,556)	(4,170,345)
Gain on sale of real estate owned	-	(271,885)
Loss on sale of foreclosed property	-	2,376,332
Provision for loan losses	30,591	17,877,498
Changes in assets and liabilities:
Accrued interest receivable	(21,736)	947,635
Accounts receivable	64,405	(2,430,320)
Accounts receivable - related parties	(550,028)	(8,687,846)
Other assets	226,217	(296,698)
Accounts payable and accrued liabilities	(9,624)	642,544
Accounts payable - related parties	4,330,685	4,295,013
Net cash used in operating activities	(3,685,104)	(10,307,947)

Investing Activities
Proceeds from real estate owned	-	2,500,785
Investments in foreclosed real estate owned	-	(22,252)
Proceeds from foreclosed real estate owned	563,812	767,463
Investments in notes receivable	(1,119,516)	(981,465)
Proceeds from notes receivable	1,011,829	1,547,726
Investments in notes receivable - related parties	(1,378,977)	(1,070,968)
Proceeds from notes receivable - related parties	-	2,654,318
Investment in participation interest - related parties	(1,750,000)	(500,000)
Proceeds from participation interest - related parties	1,769,152	2,192,453
Investments in residential mortgage notes receivable	(106,964)	(2,167)
Proceeds from residential mortgage notes receivable	63,127	467,784
Investments in interim mortgage notes receivable	(1,063,702)	(80,387)
Proceeds from interim mortgage notes receivable	539,790	60,583
Investments in partnerships	(99,999)	(48,000)
Distributions from partnerships	4,481,000	4,570,808
Purchases of property and equipment	(57,774)	(66,509)
Net cash provided by investing activities	$2,851,778	$11,990,172

See accompanying notes to consolidated financial statements.

5

UMT HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	Year Ended December 31,
	2011	2010

Financing Activities
Proceeds from notes payable - related parties	$14,164,292	$8,358,780
Payments on notes payable - related parties	(11,032,647)	(10,105,536)
Proceeds from lines-of-credit	12,750	3,068,662
Payments on lines-of-credit	(2,103,590)	(2,580,789)
Payments on senior credit facility	-	(765,510)
Proceeds from notes payable	179,690	607,000
Payments on notes payable	(355,385)	(136,704)
EIA distributions	-	14,559
Class C distributions	(179,536)	(540,241)
Class D distributions	-	(12,094)
Net cash provided by (used in) financing activities	685,574	(2,091,873)

Net decrease in cash and cash equivalents	(147,752)	(409,648)
Cash and cash equivalents at beginning of year	891,380	1,301,028

Cash and cash equivalents at end of year	$743,628	$891,380

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$2,990,192	$4,645,633

Non-Cash Transactions:
Net non-cash activity provided by operating activities	$8,421,215	$451,492
Net non-cash activity provided by (used in) investing activities	$2,647,040	$(127,503)

Net non-cash activity used in financing activities	$-	$(323,988)

See accompanying notes to consolidated financial statements.

6

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

A.	Nature of Business

UMT Holdings, L.P., a Delaware limited partnership (collectively with its 99.9% subsidiary limited partnerships, “UMTH” or the “Partnership”), was formed on March 14, 2003, and began operations July 1, 2003. UMTH is a Texas based real estate finance partnership that generates income by: (1) providing asset management services and facilitating transactions for third parties and affiliates who provide real estate finance services; (2) servicing residential mortgages and managing real estate owned by unrelated third parties and by affiliates; and (3) providing advisory and investment advisory services to affiliates. Prior to 2008 the Company also originated, purchased, and held for investment, for its own account, loans of 12 months or less in term, to persons and entities for the construction, purchase, renovation, and sale of single-family homes. Such interim mortgages were either originated by UMTH or purchased by UMTH from third parties. None of these interim mortgages were insured or guaranteed by a federally owned or guaranteed mortgage agency.

UMTH, through one if its subsidiaries, is also the general partner of United Development Funding III, L.P. (“UDF III”), a Delaware limited partnership organized on June 15, 2005. The purpose of UDF III is to originate, acquire, service, and otherwise manage, either alone or in association with others, a portfolio of mortgage loans that are secured by real property or equity interests that hold real property already subject to other mortgages (including mortgage loans that are not first in priority and participation interests in mortgage loans) and to issue or acquire an interest in credit enhancements for the benefit of borrowers, such as guarantees or letters of credit. As the general partner of UDF III, the subsidiary of UMTH is responsible for its overall management, conduct, and operation. The subsidiary of UMTH has authority to act on behalf of UDF III in all matters respecting UDF III, its business, and its property.

UMTH, through one of its subsidiaries, owns 100% of the interests in UDF Land GP, LLC (“Land GP”). The subsidiary has a 99.9% limited partnership interest in UDF Land GenPar, L.P. (“GenPar”). Land GP is the general partner of GenPar. GenPar is the general partner of United Development Funding Land Opportunity Fund, L.P. (“Land Opp”). The purpose of Land Opp is to invest in finished lots, “paper” lots, land that is to be developed into residential home lots, model and finished new home inventory, and other residential real property and dwellings (collectively, “Properties”), loans secured by Properties, loans provided to entities that have recently filed for bankruptcy protection under Chapter 11 of the U.S. bankruptcy code or similar state laws, secured by a priority lien on Property over pre-bankruptcy secured creditors, tax liens, and tax loans secured by state, municipal, or other similar assessments levied on Properties, and other real estate opportunities. The Partnership has authority to act on behalf of Land Opp in all matters respecting Land Opp, its business, and its property.

7

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

A.	Nature of Business – continued

UMTH, through one of its subsidiaries, has a 99.9% partnership interest in UMTHLD FLF I, L.P. (“FLF I”), UMTHLD FLF II, L.P. (“FLF II”), as well as United Development Funding X, L.P. (“UDF X”). UMTH, through one of its subsidiaries, also provides asset management services for three investment partnerships: United Development Funding, L.P. (“UDF I”), United Development Funding II, L.P. (“UDF II”), and UDF TX Two, L.P. (“UDF TX Two”). As asset manager, the Partnership identifies single-family residential development loans, credit enhancements, and equity investments, underwrites and negotiates the acquisition and disposal of such loans and investments, and oversees the performance of such loans and investments. In addition, the Partnership has a profits interest in UDF I and UDF II, although the Partnership has no financial obligations related to funding UDF I’s or UDF II’s operations.

UMTH, through one if its subsidiaries, is the sole limited partner and owner of 0.001% (noncontrolling interest) of the partnership interests in United Development Funding IV Operating Partnership, L.P. (“UDF IV OP”), a Delaware limited partnership. The remaining 99.999% partnership interest in UDF IV OP is held by United Development Funding IV (“UDF IV”), a Maryland real estate investment trust organized on May 28, 2008. UDF IV also serves as the sole general partner of UDF IV OP. As of December 31, 2011 and 2010, UDF IV OP has no assets, liabilities, or equity.

UMTH has a 99.99% limited partnership interest in UMTH General Services, L.P. (“General Services”), a Delaware limited partnership. The Partnership’s general partner is also the general partner of General Services. General Services is UDF IV’s advisor and is responsible for managing UDF IV’s affairs on a day-to-day basis. The purpose of UDF IV is to originate, purchase, participate in and hold for investment secured loans made directly by UDF IV or indirectly through its affiliates to persons and entities for the acquisition and development of parcels of real property as single-family residential lots, and the construction of model and new single-family homes, including development of mixed-use master planned residential communities. UDF IV also makes direct investments in land for development into single-family lots, new and model homes, and portfolios of finished lots and homes; provides credit enhancements to real estate developers, home builders, land bankers, and other real estate investors; and purchases participations in, or finances for other real estate investors the purchase of securitized real estate loan pools and discounted cash flows secured by state, county, municipal, or other similar assessments levied on real property. UDF IV also may enter into joint ventures with unaffiliated real estate developers, home builders, land bankers, and other real estate investors, or with other United Development Funding-sponsored programs, to originate or acquire, as the case may be, the same kind of secured loans or real estate investments UDF IV may originate or acquire directly. In its capacity as advisor to UDF IV, General Services, or one of its affiliates, provides asset management services to UDF IV. As asset manager, General Services, or its affiliate, oversees the investing and financing activities of the affiliated programs managed and advised by the advisor and the Partnership as well as provide UDF IV’s board of trustees recommendations regarding investments and finance transactions, management, policies, and guidelines and reviews investment transaction structure and terms, investment underwriting, investment collateral, investment performance, investment risk management, and UDF IV’s capital structure at both the entity and asset level.

8

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

A.	Nature of Business – continued

General Services also provides advisory services to United Mortgage Trust (“UMT”), a Maryland real estate investment trust. UMT acquires mortgage investments from several sources, including from UMTH affiliates. UMT’s principal investment objectives are to invest in first lien mortgage loans or lines of credit secured by single family homes (either completed homes or homes under construction), single family residential lots (either lots under development or fully developed lots), and single family model homes. General Services is responsible for the day-to-day operations of UMT and for seeking out, underwriting and presenting investments to UMT for consideration and purchase, under the guidance of UMT’s trustees.

UMTH’s corporate offices are located in Grapevine, Texas.

B.	Summary of Significant Accounting Policies

A summary of UMTH’s significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Basis of Accounting

The accounts are maintained and the consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of UMT Holdings, L.P. and its subsidiary limited partnerships; UMTH Lending Company, L.P., Prospect Service Corp, General Services, REO Property Company, L.P., UMTH Loan Servicing, L.P. and UMTH Land Development, L.P. UMTH owns 99.9% of the limited partnership interests of each subsidiary and the remaining general partnership interests are owned by UMT Services, Inc., the general partner of the Partnership, and each subsidiary. Significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

9

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Cash and Cash Equivalents

UMTH considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 2011 and 2010, UMTH had no such investments included in cash and cash equivalents.

10

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B.	Summary of Significant Accounting Policies – continued

Real Estate Owned and Foreclosed Property

When UMTH takes possession of real estate through foreclosure, it attempts to resell the property to recover all amounts due on the defaulted mortgage, including legal fees and repair expenses. Certain mortgages purchased by UMTH have recourse for losses incurred, but losses recovered to date by recourse have not been significant. Upon sale of the property, a gain or loss is recorded.

UMTH also acquires finished home lots for the purpose of resale. Such real estate owned is stated at cost, which includes costs associated with the acquisition of the real estate, unless it is determined that the value has been impaired, in which case the real estate owned would be written down to fair value. At December 31, 2011 and 2010, the net carrying value of real estate owned and foreclosed property was $0.

Long Term Mortgage Notes Receivable

Residential mortgage notes receivable are recorded at the lower of cost or estimated net realizable value.

The residential mortgage investments are collateralized by real property owned by the borrowers. The majority of residential mortgages generally have terms of 360 months. UMTH originates substantially all residential mortgages, services the residential mortgages, and intends to hold the residential mortgages for the life of the loan.

Allowance for Loan Losses

The allowance for loan losses is the Partnership’s estimate of incurred losses in its portfolio of notes receivable, notes receivable – related parties, and participation interest – related parties.

The Partnership periodically performs a detailed review of its portfolio of notes and other loans to determine if impairment has occurred and to assess the adequacy of the allowance for loan losses. The Partnership’s review consists of evaluating economic conditions, the estimated value of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay, or the value of the collateral, and other relevant factors. This review is inherently subjective as it requires estimates that are susceptible to significant revision as conditions change.

11

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B.	Summary of Significant Accounting Policies – continued

Allowance for Loan Losses – continued

In reviewing the portfolio, the Partnership uses cash flow estimates from the disposition of finished lots, paper lots (residential lots shown on a plat that has been accepted by the city or county, but which are currently undeveloped or under development) and undeveloped land as well as cash flow received from the issuance of bonds from municipal reimbursement and public utility districts. These estimates are based on current market metrics, including, without limitation, the supply of finished lots, paper lots, and undeveloped land, the supply of homes and the rate and price at which land and homes are sold, historic levels and trends, executed contracts, appraisals, and discussions with third party market analysts and participants, including homebuilders. The Partnership bases its valuations on current and historic market trends on the Partnership’s analysis of market events and conditions, including activity within its portfolio, as well as those of third-party services such as Metrostudy and Residential Strategies, Inc. Cash flow forecasts also are based on executed purchase contracts which provide base prices, escalation rates, and absorption rates on an individual project basis. For projects deemed to have an extended time horizon for disposition, the Partnership considers third-party appraisals to provide a valuation in accordance with guidelines set forth in the Uniform Standards of Professional Appraisal Practice. In addition to cash flows from the disposition of property, cost analysis is performed based on estimates of development and senior financing expenditures provided by developers and independent professionals on a project-by-project basis. These amounts are reconciled with the Partnership’s best estimates to establish the net realizable value of the portfolio.

The Partnership charges additions to the allowance for loan losses to current period earnings through a provision for loan losses. Amounts determined to be uncollectible are charged directly against, or “charged off”, and decrease the allowance for loan losses, while amounts recovered on previously charged off accounts increase the allowance.

Investments in Partnerships

UMTH has investments in seven unconsolidated partnerships. These partnerships follow accounting principles that are in all material respects the same as those used by UMTH. UMTH accounts for four of these partnerships on the equity method of accounting and shares in the profits and losses of these partnerships generally in accordance with its ownership interests. UMTH accounts for three of these partnerships on the cost basis of accounting. See Note E - Investments in Partnerships for further discussion.

Notes Receivable and Notes Receivable – Related Parties

Notes receivable and notes receivable – related parties are recorded at the lower of cost or estimated net realizable value. The notes are collateralized by the development property owned by the borrowers and/or pledges of partnership interests. As of December 31, 2011, the notes receivable and notes receivable – related parties have terms, as amended, ranging from 7 to 68 months and bear interest at rates ranging from 13% to 20%. As of December 31, 2011 and 2010, the notes were not insured or guaranteed by a federally owned or guaranteed mortgage agency. The Partnership originates and/or acquires notes receivable and intends to hold the notes receivable for the life of the notes.

12

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B.	Summary of Significant Accounting Policies – continued

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets for financial reporting purposes. The expected useful lives are dependent on the type of asset being capitalized and range from three to ten years. Expenditures for normal maintenance and repairs are expensed as incurred. The cost of assets sold or abandoned and the related accumulated depreciation are eliminated from the accounts and any gains or losses are charged or credited in the accompanying statement of operations of the respective period.

Profits Interest Receivable – Related Parties

Profits interest receivable – related parties represents amounts receivable associated with a subsidiary of UMTH’s 50.0% profits interest in UDF I and UDF II (the “UDF Profits Interest”). Earnings from UDF I and UDF II are first allocated to the limited partners other than the subsidiary of UMTH, until the limited partners have received a 12% per annum cumulative return. Second, if available, an equal amount will be allocated to the subsidiary of UMTH and then any remaining earnings will be allocated proportionately between the subsidiary of UMTH and the other limited partners. The total earnings allocated to the subsidiary of UMTH represent the UDF Profits Interest. Profits interest receivable – related parties represents the UDF Profits Interest not yet distributed to the subsidiary of UMTH.

Participation Interest – Related Parties

Participation interest – related parties represents participation agreements between UDF X and UMT Home Finance, LP, (“UMTHF”) an affiliated Delaware limited partnership, pursuant to which UDF X purchased loan participation interests in certain of UMTHF’s interim construction loan facilities. The construction loan facilities are collateralized by the development property owned by the borrowers and/or pledges of partnership interests and bear interest at 13%. UDF X received payment in full for its participation interest – related parties in May 2012. See Note N - Related Party Transactions, for additional discussion.

Revenue Recognition

UMTH generates mortgage and transaction service revenues by (1) originating mortgage loans for itself and for third parties, (2) servicing mortgage loans, (3) managing real estate, and (4) providing management and marketing support services.

In accordance with the guidelines of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 840, UMTH defers recognition of income from nonrefundable processing and origination fees less direct processing and origination costs associated with interim mortgage receivables held by UMTH, and recognizes this income on a straight-line basis over the expected life of such interim mortgage loans of six months. UMTH recognizes revenue from all other transaction processing fees paid with respect to loans originated by UMTH for third parties as services are rendered.

13

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B.	Summary of Significant Accounting Policies – continued

Revenue Recognition – continued

Transaction service fees, transaction service fees – related parties, and asset management fees – related parties are recognized as services are completed and collectability is deemed probable.

UMTH recognizes revenue from fees for managing real estate as services are rendered. If UMTH sells a property to a third party, UMTH recognizes revenue from the related sales commission upon closing of the transaction.

UMTH’s portfolio of notes receivable, notes receivable – related parties, and long term mortgage notes receivable produce monthly interest income. However, UMTH may not receive interest income on a particular loan in a particular month if the borrower fails to make the monthly interest payment. Interest income and interest income - related parties are recognized over the life of the loan or participation and is recorded on the accrual basis. Income recognition is suspended for loans at the date at which, in the opinion of management, a full recovery of income and principal becomes more likely than not, but is no longer probable, based upon the Partnership’s review of economic conditions, the estimated value of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay or the value of the collateral and other relevant factors. Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. Any payments received on loans classified as non-accrual status are typically applied first to outstanding loan amounts and then to the recovery of lost interest. As of December 31, 2011 and 2010, the Partnership was accruing interest on all notes receivable, notes receivable – related parties, and participation interest – related parties.

The Partnership recognizes its portion of the UDF Profits Interest as earned.

Real estate owned – property sales income is recognized upon closing and funding of the sale.

Earnings from equity method investments in partnerships are recorded as earned and collectability is deemed probable or using the equity method of accounting, depending on the terms of the Partnership.

Income Taxes

The entities of UMTH are organized as limited partnerships for federal income tax purposes. As a result, income or losses are taxable or deductible to the partners rather than at the Partnership level; accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements.

FASB ASC 740 prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. In accordance with FASB ASC 740, UMTH must determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. UMTH believes it has no such uncertain positions.

14

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B.	Summary of Significant Accounting Policies – continued

Income Taxes – continued

UMTH files income tax returns in the United States federal jurisdiction. At December 31, 2011, tax returns related to fiscal years ended December 31, 2008 through December 31, 2010, remain open to possible examination by the tax authorities. UMTH did not have any tax returns under examination by any tax authorities at December 31, 2011. UMTH did not incur any penalties or interest related to its federal tax returns during the years ended December 31, 2011 and 2010. Subsequent to year-end, UMTH had one tax return examined by a tax authority. The examination was completed and no adjustments were made to the filed tax return.

Fair Value of Financial Instruments

In accordance with the reporting requirements of FASB ASC 825-10 the fair value of assets and liabilities which qualify as financial instruments under this statement is calculated, and this additional information is included in the notes to the consolidated financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair value of cash equivalents, accounts receivable, accounts receivable – related parties, profits interest receivable – related parties, accounts payable and accrued liabilities, and accounts payable – related parties approximate their carrying amounts due to the relatively short maturity of these instruments. The estimated fair value of notes receivable, notes receivable - related parties, long term mortgage notes receivable, participation interest – related parties, lines-of-credit, notes payable, and notes payable – related parties approximate the carrying amount since they bear market rates of interest. None of these instruments are held for trading purposes.

C.	Loans and Allowance for Loan Losses

Acquisition and Land Development Loans

UMTH’s acquisition and land development loan portfolio (“A&D Loans”) is held by one of its subsidiaries and is comprised of notes receivable, net, notes receivable – related parties and participation interest – related parties, and is recorded at the lower of cost or estimated net realizable value.

	As of December 31,
	2011	2010
Notes receivable, net	$11,587,000	$11,510,000
Notes receivable – related parties	8,459,000	7,080,000
Participation interest – related parties	318,000	337,000

Total	$20,364,000	$18,927,000

15

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

C.	Loans and Allowance for Loan Losses – continued

Acquisition and Land Development Loans – continued

UMTH’s A&D Loans are classified as follows:

	As of December 31,
	2011	2010
Real Estate:
Acquisition and land development	$20,427,000	$18,960,000
Allowance for loan losses	(63,000)	(33,000)

Total	$20,364,000	$18,927,000

As of December 31, 2011, the scheduled maturity dates of the A&D Loans are as follows:

	Related			Non-Related			Total
Maturity Date	Amount	Loans	% of Total	Amount	Loans	% of Total	Amount	Loans	% of Total

Matured	$8,459,000	1	96%	$1,224,000	1	11%	$9,683,000	2	47%
2012	318,000	2	4%	-	-	-%	318,000	2	2%
2013	-	-	-%	-	-	-%	-	-	-%
2014	-	-	-%	-	-	-%	-	-	-%
2015	-	-	-%	10,426,000	1	89%	10,426,000	1	51%

Total	$8,777,000	3	100%	$11,650,000	2	100%	$20,427,000	5	100%

As of December 31, 2010, the scheduled maturity dates of the A&D Loans are as follows:

	Related			Non-Related			Total
Maturity Date	Amount	Loans	% of Total	Amount	Loans	% of Total	Amount	Loans	% of Total

Matured	$7,080,000	1	95%	$1,005,000	1	9%	$8,085,000	2	43%
2011	337,000	2	5%	10,538,000	1	91%	10,875,000	3	57%

Total	$7,417,000	3	100%	$11,543,000	2	100%	$18,960,000	5	100%

16

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

C.	Loans and Allowance for Loan Losses – continued

Acquisition and Land Development Loans – continued

The following table represents the maturity dates of the A&D Loans that were matured as of December 31, 2011, and had not been repaid or extended as of December 31, 2011:

	Related			Non-Related			Total
Maturity Date	Amount	Loans	% of Total	Amount	Loans	% of Total	Amount	Loans	% of Total

2008	$-	-	-%	$1,224,000	1	100%	$1,224,000	1	13%
2009	8,459,000	1	100%	-	-	-%	8,459,000	1	87%

Total	$8,459,000	1	100%	$1,224,000	1	100%	$9,683,000	2	100%

Of the two A&D Loans matured as of December 31, 2011, that had not been repaid or extended (including one related party loan), full collectability is considered probable for both loans with an aggregate unpaid principal balance of approximately $9.7 million. Effective March 2012 the related party loan of approximately $8.5 million was extended. See Note O - Subsequent Events for further discussion.

The following table represents the maturity dates of A&D Loans that were matured as of December 31, 2010, and had not been repaid or extended as of December 31, 2010:

	Related			Non-Related			Total
Maturity Date	Amount	Loans	% of Total	Amount	Loans	% of Total	Amount	Loans	% of Total

2008	$-	-	-%	$1,005,000	1	100%	$1,005,000	1	12%
2009	7,080,000	1	100%	-	-	-%	7,080,000	1	88%

Total	$7,080,000	1	100%	$1,005,000	1	100%	$8,085,000	2	100%

Of the two A&D Loans matured as of December 31, 2010, that had not been repaid or extended (including one related party loan), full collectability is considered probable for both loans with an aggregate unpaid principal balance of approximately $8.1 million.

17

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

C.	Loans and Allowance for Loan Losses – continued

Acquisition and Land Development Loans – continued

An A&D Loan is placed on non-accrual status and income recognition is suspended at the date at which, in the opinion of management, a full recovery of income and principal becomes more likely than not, but is no longer probable, based upon our review of economic conditions, the estimated value of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay, or the value of the collateral and other relevant factors. Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. Any payments received on loans classified as non-accrual status are typically applied first to outstanding loan amounts and then to the recovery of lost interest. No loans were placed on non-accrual status as of December 31, 2011 and 2010.

A&D Loans are considered impaired when, based on current information and events, it is probable that the Partnership will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement, including scheduled principal and interest payments. Impairment is generally evaluated on an individual loan basis for each loan in the portfolio.

If an individual A&D Loan is considered impaired, a specific valuation allowance may be allocated, if necessary, so that the individual loan is reported net, at the present value of estimated future cash flows using the A&D Loan’s existing rate or at the fair value of collateral if repayment is expected solely from collateral. A&D Loans that are not individually considered impaired are collectively and qualitatively measured as a portfolio for general valuation allowance. In reviewing its portfolio for this valuation analysis, the UMTH uses cash flow estimates from the disposition of finished lots, paper lots (residential lots shown on a plat that has been accepted by the city or county, but which is currently undeveloped or under development) and undeveloped land as well as cash flow received from the issuance of bonds from municipal reimbursement districts. These estimates are based on current market metrics, including, without limitation, the supply of finished lots, paper lots, and undeveloped land, the supply of homes, and the rate and price at which land and homes are sold, historic levels and trends, executed contracts, appraisals, and discussions with third party market analysts and participants, including homebuilders. UMTH bases its valuations on current and historic market trends on UMTH’s analysis of market events and conditions, including activity within its portfolio, as well as the analysis of third-party services such as Metrostudy and Residential Strategies, Inc. Cash flow forecasts also are based on executed purchase contracts which provide base prices, escalation rates, and absorption rates on an individual project basis. For projects deemed to have an extended time horizon for disposition, UMTH considers third-party appraisals to provide a valuation in accordance with guidelines set forth in the Uniform Standards of Professional Appraisal Practice. In addition to cash flows from the disposition of property, cost analysis is performed based on estimates of development and senior financing expenditures provided by developers and independent professionals on a project-by-project basis. These amounts are reconciled with the UMTH’s best estimates to establish the net realizable value of the portfolio.

18

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

C.  Loans and Allowance for Loan Losses – continued

Acquisition and Land Development Loans – continued

Interest is recognized on an accrual basis for impaired A&D Loans in which the collectability of the unpaid principal amount is deemed probable. Any payments received on such A&D loans are first applied to outstanding accrued interest receivable and then to outstanding unpaid principal balance. Unpaid principal balance is materially the same as recorded investments. Any payments received on impaired A&D Loans in which the collectability of the unpaid principal amount is less than probable are typically applied to outstanding unpaid principal and then to the recovery of lost interest on a cash basis. Impaired A&D Loans, or portions thereof, are charged off when deemed uncollectible.

As of December 31, 2011, the Partnership had two A&D Loan notes receivable, including one related party note receivable, with an aggregate unpaid principal balance of approximately $9.7 million that were considered impaired due to the loans remaining outstanding beyond the contractual term of the loan agreement. Of these two loans, full collectability is considered probable for both loans. Effective March 2012, the related party loan of approximately $8.5 million was extended. See Note O - Subsequent Events for further discussion.

As of December 31, 2010, UMTH had two A&D Loan notes receivable, including one related party note receivable, with an aggregate unpaid principal balance of approximately $8.1 million that were considered impaired due to the loans remaining outstanding beyond the contractual term of the loan agreement. Of these two loans, full collectability is considered probable for both loans. These two loans were not identified in prior years as impaired loans; however, UMTH has reassessed its classifications for impaired loans to include loans that are deemed impaired solely because they remain outstanding beyond the contractual term; therefore, these two loans are identified as impaired loans herein.

The impairment classification did not have any effect on the amount of the allowance for A&D Loan losses for the year ended December 31, 2010, as UMTH’s reclassification regarding impairment did not affect its determination regarding the collectability of such loans. For the years ended December 31, 2011 and 2010, the average outstanding aggregate unpaid principal balance for impaired A&D Loans was approximately $9.2 million and $7.8 million, respectively. For the years ended December 31, 2011 and 2010, UMTH recognized approximately $1.4 million and $1.2 million of interest income, respectively, related to impaired A&D Loans. For the years ended December 31, 2011 and 2010, UMTH did not recognize any cash basis interest income or allocate a specific allowance related to impaired A&D Loans.

19

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

C.  Loans and Allowance for Loan Losses – continued

Acquisition and Land Development Loans – continued

As part of the ongoing monitoring of the credit quality of the loan portfolio, the UMTH periodically, no less than quarterly, performs a detailed review of its portfolio of notes and other loans. The following is a general description of the credit levels used:

Level 1 – Full collectability of A&D Loans in this category is considered probable.

Level 2 – Full collectability of A&D Loans in this category is deemed more likely than not, but not probable, based upon UMTH’s review of economic conditions, the estimated value of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay, or the value of the collateral and other relevant factors. Interest income is suspended on Level 2 A&D Loans.

Level 3 – For A&D Loans in this category, it is probable that UMTH will be unable to collect all amounts due.

As of December 31, 2011 and 2010, UMTH’s A&D Loans were classified as follows:

	2011	2010

Level 1	$20,427,000	$18,960,000
Level 2	-	-
Level 3	-	-

Total	$20,427,000	$18,960,000

The allowance for loan losses is UMTH’s estimate of incurred losses in its portfolio of notes receivable, notes receivable – related parties and participation interest – related parties. UMTH periodically performs a detailed review of its portfolio of notes and other A&D Loans to determine if impairment has occurred and to assess the adequacy of the allowance for loan losses. UMTH charges additions to the allowance for loan losses to current period earnings through a provision for loan losses. Amounts determined to be uncollectible are charged directly against (and decrease) the allowance for loan losses (“charged off”), while amounts recovered on previously charged off amounts increase the allowance for loan losses.

20

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

C.  Loans and Allowance for Loan Losses – continued

Acquisition and Land Development Loans – continued

The following table summarizes the changes in the reserve for A&D Loan losses during the years ended December 31, 2011 and 2010:

	2011	2010

Balance, beginning of year	$32,553	$-
Provision for loan losses	30,591	32,553

Balance, end of year	$63,144	$32,553

UMTH has adopted the provisions of FASB Accounting Standards Update (“ASU”) No. 2011-02, A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. In accordance with FASB ASU 2011-02, the restructuring of a loan is considered a “troubled debt restructuring” if both (i) the borrower is experiencing financial difficulties and (ii) the creditor has granted a concession. Concessions may include interest rate reductions or below market interest rates, principal forgiveness, restructuring amortization schedules and other actions intended to minimize potential losses. As of December 31, 2011 and 2010, UMTH has no A&D Loan modifications that are classified as troubled debt restructurings.

Long Term Mortgage Notes Receivable

UMTH’s long term residential mortgage loan portfolio was comprised of 10 and 11 loans at December 31, 2011 and 2010, respectively. These loans are residential mortgage loans secured by a first lien interest in real estate with interest rates between 9% and 12% and are recorded at the lower of cost or estimated net realizable value. The allowance for loan losses recorded for these loans was 50% at December 31, 2011, and approximately 50% at December 31, 2010. The table below shows the balance of long term mortgage notes receivable and the allowance for loan losses:

	As of December 31,
	2011	2010

Long term mortgage notes receivable	$650,000	$642,000
Allowance for loan losses	(325,000)	(321,000)

Total	$325,000	$321,000

21

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

C.  Loans and Allowance for Loan Losses – continued

Long Term Mortgage Notes Receivable – continued

The following table summarizes the changes in the reserve for loan losses for long term and interim mortgage notes receivable and foreclosed real estate owned during the years ended December 31, 2011 and 2010:

	As of December 31,
	2011	2010

Balance, beginning of year	$321,071	$240,023
Provision for loan losses	-	17,844,945
(Charge-offs) recoveries, including asset disposals	3,937	(17,763,897)
Balance, end of year	$325,008	$321,071

D.  Real Estate Owned

Winnbrook Estates – Unit 2

In December 2006 FLF I acquired 67 finished home lots in Bexar County, Texas to be held for resale. Simultaneous with the acquisition of the lots, FLF I entered into an agreement with an unrelated national public homebuilder, whereby the homebuilder agreed to purchase the lots at an agreed upon price. This acquisition was completed by securing an advance under a $25 million credit facility with Colonial Bank, N.A. (“Colonial Bank”) in the amount of approximately $1.1 million (see Note G - Senior Credit Facility for further discussion) and an advance under a note payable – related party in the amount of approximately $213,000, which was paid in full during 2008. As of December 31, 2010, FLF I had sold all 67 lots in this project and, thus, had no remaining balance on this real estate owned.

Mira Lagos

In May 2007 FLF I acquired 56 finished home lots in Tarrant County, Texas to be held for resale. Simultaneous with the acquisition of the lots, FLF I entered into an agreement with an unrelated national public homebuilder, whereby the homebuilder agreed to purchase the lots at an agreed upon price. This acquisition was completed by obtaining an advance under the FLF I Credit Facility in the amount of approximately $2.3 million (see Note G - Senior Credit Facility for further discussion) and an advance under a note payable – related party in the amount of $517,000, which was paid in full during 2008. The lots were provided as collateral. As of December 31, 2010, FLF I had sold all 56 lots in this project and, thus, had no remaining balance on this real estate owned.

22

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

E.  Investments in Partnerships

United Development Funding III, L.P.

As general partner of UDF III, a subsidiary of UMTH currently receives a promotional interest equal to 10% of cash available for distribution prior to the return to the limited partners of all of their capital contributions plus an 8% annual cumulative (non-compounded) return on their net capital contributions. After the limited partners receive a return of their net capital contributions and an 8% annual cumulative (non-compounded) return on their net capital contributions, the general partner will receive a subordinated promotional interest of 15% of remaining cash available for distribution (including net proceeds from a capital transaction or pro rata portion thereof).

As general partner of UDF III, a subsidiary of UMTH also receives a carried interest, which is an equity interest in UDF III to participate in all distributions, other than distributions attributable to a subsidiary of UMTH’s promotional interest, of cash available for distribution and net proceeds from a capital transaction.

If, on behalf of UDF III, a subsidiary of UMTH enters into commitments to investments in mortgages in excess of 82% of the gross offering proceeds of UDF III (the “Gross Offering Proceeds”), a subsidiary of UMTH will be entitled to a carried interest equal to (a) 1% for the first 2.5% of commitments to investments in mortgages above 82% of the Gross Offering Proceeds (or if commitments to investments in mortgages are above 82% but no more than 84.5%, 1% multiplied by the fractional amount of commitments to investments in mortgages above 82%), (b) 1% for the next 2% of additional commitments to investments in mortgages above 84.5% of the Gross Offering Proceeds (or if commitments to investments in mortgages are above 84.5% but no more than 86.5%, 1% multiplied by the fractional amount of commitments to investments in mortgages above 84.5%), and (c) 1% for each additional 1% of additional commitments to investments in mortgages above 86.5% of the Gross Offering Proceeds (or a fractional percentage equal to the fractional amount of any 1% of additional commitments to investments in mortgages).

Cash available for distribution represents the funds received by UDF III from operations (other than proceeds from a capital transaction or a liquidating distribution), less cash used by UDF III to pay its expenses, debt payments, and amounts set aside to create a retained earnings reserve (currently at 9.5% of the net income of UDF III).

For the years ended December 31, 2011 and 2010, approximately $4.4 million and $4.2 million, respectively, are included in earnings from investments in partnerships associated with UDF III promotional and carried interest.

Buffington Homebuilding Group, Ltd.

In September 2007 a subsidiary of UMTH invested in Buffington Capital Homes, Ltd. (“BCH”) as a Class A limited partner. A subsidiary of UMTH initially contributed $300,000 in cash and executed a promissory note in the amount of $702,000 (the “Treaty Oak Note”) for the benefit of Treaty Oak Bank (“Treaty Oak”).

23

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

E.  Investments in Partnerships – continued

Buffington Homebuilding Group, Ltd. – continued

Concurrently, Treaty Oak issued a letter of credit in the amount of $702,000 on behalf of a subsidiary of UMTH for the benefit of Premier Bank (the “Premier Bank Letter of Credit”) as additional collateral to secure a $20 million credit facility to be used by BCH for the construction and sale of single family homes. The Premier Bank Letter of Credit was drawn upon in July 2009 through an advance under the Treaty Oak Note. See Note I - Notes Payable - Related Parties for further details.

In July 2008 a subsidiary of UMTH invested in Buffington Texas Classic Homes, Ltd. (“BTC”) as a Class A limited partner. The subsidiary of UMTH initially contributed $200,000 to BTC. The primary purpose of BTC is to operate as a residential homebuilder in the central Texas area.

Effective December 1, 2009, BCH merged into Buffington Signature Homes, LLC (“BSH”) and BTC merged into Buffington Texas Classic Homes, LLC (“TCH”), with BSH and TCH being the surviving entities following the merger. As a result of the merger, the subsidiary of UMTH’s investments in BCH and BTC were converted into an investment in Buffington Homebuilding Group, Ltd. (“BHG”), the parent company of BSH and TCH. The subsidiary of UMTH records its income or loss from its investment in BHG using the equity method of accounting. As of December 31, 2011 and 2010, the investment balance was approximately $249,000 and $509,000, respectively. For the years ended December 31, 2011 and 2010, a subsidiary of UMTH recorded a loss of approximately $219,000 and earnings of approximately $9,000, respectively, in connection with its investment in BHG.

SCS Partners Group

In March 2008 a subsidiary of UMTH invested $350,000 in SCS Partners, G.P. (“SCS Partners”). SCS Partners invests in funds investing in distressed debt, spin-offs, corporate reorganizations, commodities, and other types of equity and fixed-income securities. In April 2011 a subsidiary of UMTH received a final distribution from SCS Partners and concurrently recorded a loss of approximately $38,000 in connection with its investment in SCS Partners.

The subsidiary of UMTH did not record any earnings or losses from its investment in SCS Partners for the year ended December 31, 2010.

Hartnett Group

In 2008 a subsidiary of UMTH invested a total of $50,000 to acquire a limited partnership interest in The Hartnett Group, Ltd. The Hartnett Group, Ltd., a closely-held private investment company, engages in securities and futures trading; acquires, develops, and sells real estate, including single-family housing developments, commercial office buildings, retail buildings, and apartment homes; owns several restaurant concepts throughout the United States; and makes venture capital investments. The subsidiary of UMTH records its income or loss from this investment using the equity method of accounting. As of December 31, 2011 and 2010, the investment balance was approximately $30,000. The subsidiary of UMTH did not record any income or loss from investments in partnerships in connection with this investment for the years ended December 31, 2011 and 2010.

24

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

E.  Investments in Partnerships – continued

United Development Funding

In August 2008 UMTH acquired two units of limited partnership interests in UDF I for $50,000. See Note B – Profits Interest Receivable - Related Parties for further discussion of UDF I’s operations. UMTH accounts for this investment on the cost method of accounting. One partnership unit was sold in October 2008 for $25,000. As of December 31, 2011 and 2010, UMTH’s investment in UDF was $25,000.

United Development Funding IV

In June 2008 UMTH contributed $200,000 to UDF IV, a newly formed real estate investment trust. UDF IV’s purpose is to originate, purchase, participate in, and hold for investment, secured loans for the acquisition and development of residential real estate. UMTH accounts for this investment on the cost method of accounting. As of December, 31, 2011 and 2010, UMTH’s investment in UDF IV was $200,000.

Spicewood Capital III, L.P.

In August 2010 UMTH contributed $150,000 to Spicewood Capital III, L.P. to acquire a 3.0% interest in the Partnership. UMTH accounts for this investment on the cost method of accounting and UMTH did not record any earnings from investments in partnerships in connection with this investment for the years December 31, 2011 and 2010, respectively. As of December 31, 2011 and 2010, the investment balance was approximately $150,000.

F.  Lines-of-Credit

During October 2008 a subsidiary of UMTH entered into a line-of-credit with LegacyTexas Bank for $375,000. The line-of-credit bears interest at prime rate (3.25% as of December 31, 2011), plus one percent with a floor of 6.0% and matures on October 24, 2013. The credit facility requires monthly payments of principal and interest of approximately $7,300 per month and is collateralized by certain property and equipment purchased with proceeds from the line-of-credit. The outstanding balance was approximately $150,000 and $226,000 at December 31, 2011 and 2010, respectively. Interest expense for this line-of-credit was approximately $12,000 and $16,000 for the years ended December 31, 2011 and 2010, respectively.

25

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

F.  Lines-of-Credit – continued

On June 26, 2009, a subsidiary of UMTH entered into a $6.3 million revolving line-of-credit (the “CTB LOC”) with Community Trust Bank of Texas (“CTB”). The CTB LOC, which bears interest at prime plus 1% (4.25% at December 31, 2011), subject to a floor interest rate of 5.5%, as amended, is secured by certain accounts receivable of a subsidiary of UMTH and an assignment by UDF X of certain real property located in Hays County, Texas. As consideration for entering into the line-of-credit, the subsidiary of UMTH paid the financial institution an origination fee in the amount of $63,000. In addition, the subsidiary of UMTH paid UMTH Funding Services, LP (“Funding Services”), an affiliate of UMTH, a placement fee in the amount of $63,000 for services associated with the origination of the CTB LOC. UMTH’s general partner is also the general partner of Funding Services.

The CTB LOC is guaranteed by UDF IV and is guaranteed individually by certain partners of UMTH. The line-of-credit requires monthly payments and is payable in full on December 26, 2014, as amended. As consideration for amending the CTB LOC, a subsidiary of UMTH paid CTB a renewal fee in the amount of $31,500, which is being amortized over the life of the CTB LOC. As of December 31, 2011 and 2010, the line-of-credit had an outstanding balance of approximately $4.6 million and $5.8 million, respectively.

For the years ended December 31, 2011 and 2010, the subsidiary of UMTH recorded interest expense of approximately $319,000 and $324,000, respectively, in connection with the CTB LOC. There was no accrued interest payable related to the CTB LOC as of December 31, 2011 or 2010.

During February 2009 a subsidiary of UMTH entered into a line-of-credit with LegacyTexas Bank. The line-of-credit bore interest at prime plus one percent, with an initial rate of 4.0% and required monthly interest payments. The credit facility was collateralized by a first lien on certain real estate owned and a pledge of a certificate of deposit of a related party held by the bank. Effective February 19, 2010, this line-of-credit was renewed and modified as follows: the loan amount was increased to $2.5 million at prime plus one percent, with a floor of 5.0% and a maturity date of February 19, 2011. In October 2010 this line-of-credit was paid in full and refinanced with United Texas Bank for $3 million. The line-of-credit bears interest at prime plus two and one quarter percent, with an initial rate of 5.5%, (5.5% at December 31, 2011), and requires monthly interest payments. The credit facility is collateralized by a first lien on certain real estate owned and a pledge of a certificate of deposit of a related party held by the bank. The current maturity date for this loan is October 22, 2013. As of December 31, 2011 and 2010, the outstanding balance on the line-of-credit was approximately $1.7 million and $2.6 million, respectively. Interest expense for this line-of-credit was approximately $120,000 and $110,000 for the years ended December 31, 2011 and 2010, respectively.

26

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

G.  Senior Credit Facility

In November 2006 FLF I entered into a $25 million credit facility (the “FLF I Credit Facility”) with Colonial Bank for the purpose of acquiring finished lots in Texas. The FLF I Credit Facility bore interest at Libor plus 2.25%, and was secured by the finished lots. In consideration for entering into the FLF I Credit Facility, the Partnership paid Colonial Bank an origination fee in the amount of $250,000. In 2010 the remaining finished lots that secured the FLF I Credit Facility were sold, the FLF I Credit Facility was paid in full and, in August 2010, FLF I terminated the FLF I Credit Facility. Interest expense related to the FLF I Credit Facility was approximately $7,000 for the year ended December 31, 2010.

H.  Notes Payable

As of December 31, 2011, UMTH had thirteen unsecured notes payable to various unrelated parties totaling approximately $4.6 million. The notes bear interest at rates between 10% and 12% per annum and require interest only payments on a monthly basis. As of December 31, 2011, the notes outstanding were payable in full, with any accrued interest, within one year. Interest expense for these notes payable was approximately $550,000 during the year ended December 31, 2011. See Note O – Subsequent Events for further explanation.

As of December 31, 2010, UMTH had fourteen unsecured notes payable to various unrelated parties totaling approximately $4.6 million. The notes bear interest at rates between 10% and 12% per annum and require interest only payments on a monthly basis. As of December 31, 2010, the notes outstanding were payable in full, with any accrued interest, within one year. Interest expense for these notes payable was approximately $551,000 during the year ended December 31, 2010.

As of December 31, 2011, UMTH had four notes payable outstanding to various unrelated parties. These notes bear interest at the rate of 9.5% per annum and have maturity dates ranging from 2013 to 2016. The balance of these notes payable was approximately $221,000 at December 31, 2011. Interest expense for these notes payable was approximately $6,000 during the year ended December 31, 2011.

As of December 31, 2010, UMTH had two notes payable outstanding to various unrelated parties. These notes bear interest at the rate of 9.5% per annum and have maturity dates ranging from 2013 to 2016. The balance of these notes payable was approximately $145,000 at December 31, 2010. Interest expense for these notes payable was approximately $12,000 during the year ended December 31, 2010.

27

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

H.  Notes Payable – continued

In April 2010 in connection with the maturity of the Treaty Oak Note (see Note I - Notes Payable – Related Parties for further explanation), a subsidiary of UMTH entered into a promissory note with Treaty Oak in the amount of $212,000 (the “2010 Treaty Oak Note”). The interest on this note was equal to 6.5% per annum, with $25,000 principal payments plus accrued interest due quarterly. The note becomes due and payable in full on April 29, 2012, and is guaranteed individually by certain partners of UMTH. As of December 31, 2011 and 2010, the outstanding balance of this note was approximately $112,000 and $185,000, respectively. Interest expense related to this note was approximately $10,000 and $6,000 for the years ended December 31, 2011 and 2010, respectively.

On July 7, 2010, in connection with the maturity of the Treaty Oak Note, a subsidiary of UMTH entered into a promissory note with Texas Capital Bank (“TCB”) in the amount of $350,000 (the “TCB Note”) bearing interest at prime plus 1.5% (4.75% at December 31, 2011), subject to a floor interest rate of 6.0%, with interest payable monthly. The TCB Note becomes due and payable in full on April 5, 2013, and is guaranteed individually by certain partners of UMTH and by UMT Services, Inc., our general partner. As of December 31, 2011 and 2010, the outstanding balance of this note was approximately $222,000 and $350,000, respectively. Interest expense related to this note was approximately $17,000 and $10,000 for the years ended December 31, 2011 and 2010, respectively.

I.  Notes Payable – Related Parties

As of December 31, 2011 and 2010, UMTH had three unsecured notes payable to several related parties totaling approximately $372,000 for both years. The notes bear interest at 10% per annum, require interest only payments on a monthly basis, and are not collateralized. As of December 31, 2011 and 2010, these notes payable are payable in full, with any accrued interest, within one year. UMTH had accrued interest payable relating to these notes of approximately $270,000 and $232,000, respectively, which is included in accounts payable – related parties in the accompanying consolidated balance sheets. During 2011 and 2010 interest expense on these notes was approximately $37,000.

As of December 31, 2011 and 2010, UMTH had various notes payable to UMT, a related party, totaling approximately $37.4 million and $28.3 million, respectively. The notes bear interest ranging from 6% to 12.5% per annum, require interest only payments on a monthly basis, and are collateralized by interim mortgage notes receivable and a limited guaranty by General Services. As of December 31, 2011 and 2010, the notes outstanding are payable in full, with any accrued interest, within one year. As of December 31, 2011 and 2010, UMTH had accrued interest payable relating to these notes of approximately $2.5 million and $6.9 million, respectively, included in accounts payable – related parties in the accompanying consolidated balance sheets. Interest expense related to these notes was approximately $3.1 million during the years ended December 31, 2011 and 2010.

28

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

I.   Notes Payable – Related Parties – continued

UDF III Credit Facility

On November 12, 2007, UDF X entered into a revolving credit facility in the initial amount of $70 million (the “UDF III Credit Facility”) with UDF III. The UDF III Credit Facility bears interest at a base rate equal to 15% to be paid monthly and is payable in full on November 11, 2014, as amended. The UDF III Credit Facility is secured by a lien upon all of UDF X’s existing and future acquired assets. The payment and performance of UDF X’s obligations to UDF III are guaranteed by UMTH, pursuant to a continuing unconditional guaranty. UDF X agreed to pay origination fees to UDF III (the “UDF III Origination Fees”) equal to 3% of each advance under the UDF III Credit Facility, up to a maximum of $2.1 million, provided that no UDF III Origination Fees would be paid on amounts repaid and subsequently re-advanced under the UDF III Credit Facility. As of December 31, 2011, a subsidiary of UMTH had paid total UDF III Origination Fees of approximately $751,000.

As of December 31, 2011 and 2010, the outstanding balance of the UDF III Credit Facility was approximately $22.7 million and $21.2 million, respectively. For the years ended December 31, 2011 and 2010, interest expense associated with the UDF III Credit Facility was approximately $3.2 million and $3.5 million, respectively. As of December 31, 2011 and 2010, UMTH had included approximately $288,000 and $9,000, respectively, of accrued interest payable in connection with the UDF III Credit Facility in accounts payable - related parties.

In November 2007 FLF II entered into a $2.0 million secured promissory note with UMT (the “UMT Note”) for the purpose of acquiring finished lots. The UMT Note bore interest at 12.5%, payable monthly, and was secured by finished lots owned by FLF II. As amended, the UMT Note was scheduled to mature on June 30, 2010. See Note D - Real Estate Owned for further discussion. In 2010, the remaining finished lots that secured the UMT Note were sold, the UMT Note was paid in full and, in January 2010 FLF II terminated the UMT Note. Interest expense related to the UMT Note was approximately $1,300 for the year ended December 31, 2010.

In September 2007 the Partnership entered into the $702,000 Treaty Oak Note in connection with its investment in BCH (see Note E - Investments in Partnerships for further explanation).

The Treaty Oak Note bore interest at prime, with interest payable monthly. The Treaty Oak Note matured on April 29, 2010. In April 2010 the Partnership entered into the 2010 Treaty Oak Note to refinance a portion of the outstanding balance associated with the Treaty Oak Note and in July 2010 the Treaty Oak Note was paid in full in connection with the origination of the TCB Note (see Note H - Notes Payable for further discussion). Interest expense related to the Treaty Oak Note was approximately $8,000 for the year ended December 31, 2010.

29

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

J.   Partners’ Deficit

UMTH and its general partner have created two classes of limited partnership interests to be classified as “Units” and designated as “Class C Units” and “Class D Units”. All Units represent a fractional part of the limited partnership interests of UMTH and are subject to the rights, preferences, powers, and duties for each class of Units as defined by the partnership agreement. All Units are subject to a vesting schedule and potential forfeiture prior to vesting. In the event a limited partner ceases providing services to UMTH or one of its affiliates, the limited partner becomes a terminated partner. On the termination date, the terminated Units, whether vested or unvested, shall cease to have any voting rights. The terminated partner’s unvested Units will be forfeited back to UMTH and subsequently cancelled. The terminated partner’s Units that are vested are deemed sold to UMTH for a value determined as of the termination date and the units shall be cancelled by UMTH. Class D Units vest as follows: 50% vest at the end of the second year after the initial Units are issued to a limited partner and the remainder at the end of the third year after the Units are issued to a limited partner. Class C Units vested 100% upon issuance.

UMTH entered into agreements with various limited partners requiring UMTH to pay special distributions to such limited partners in amounts approximating UMTH’s earnings attributable to the respective businesses of such limited partners. Each of these individuals is considered a Class EIA limited partner and is entitled to receive the specified distributions from the Partnership as described above. The Class EIA limited partners do not hold any units; however, they are paid distributions at the discretion of the general partner, UMT Services, Inc. All Class EIA limited partnership interests will be considered redeemed and cancelled upon the earlier of (i) the first distribution to Class C unit holders or (ii) the filing by UMTH of a certificate of merger with respect to the proposed merger with United Mortgage Trust, a Maryland real estate investment trust based in Dallas, Texas, and a related party of UMTH. The proposed merger with United Mortgage Trust was terminated effective June 30, 2006. During 2010 all Class EIA limited partners’ interests were converted to Class C limited partners’ interests.

See consolidated statement of changes in partners’ deficit for walk forward of Units and balances outstanding. The following table summarizes the number of Units that are vested as of December 31, 2011, 2010, and 2009:

	Class C Units	Class D Units
2009	28,091	38,016
2010	35,419	51,318
2011	35,239	64,383

K.   Allocation of Net Income (Loss)

During 2011 and 2010 net losses of UMTH were allocated first to partners holdings Class D units, pro rata, provided that net losses were not to be allocated to the extent that such allocation would cause any partner to have a deficit balance in his or her adjusted capital account. After this allocation, net losses were allocated 100% to the general partner.

30

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

K.   Allocation of Net Income (Loss) – continued

During 2011 and 2010 on a calendar quarterly basis, net income of UMTH was first allocated to Class C limited partners in the amount of cash distributed to them, as determined by the general partner. Second, 100% of net income was allocated to the general partner in an amount equal to the aggregate net losses allocated previously to the general partner, if any. Third, net income was allocated to the limited partners in an amount equal to the aggregate net losses allocated to such limited partners, if any. Fourth, net income was allocated to the general partner until there has been allocated to the general partner an amount equal to one tenth of one percent of available cash. Fifth, net income was allocated to the unit holders of Class C units, pro rata, in an amount equal to the lesser of (i) fifty percent of available cash or (ii) $1,250,000. Finally, the remaining amount of available cash, if any, is allocated to the unit holders of Class D units, pro rata. Distributions are payable when due but will not be paid if the result is insolvency of UMTH.

L.   Concentrations of Credit Risk

UMTH maintains deposits in multiple financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). UMTH has not experienced any losses related to amounts in excess of FDIC limits.

M.   Commitments and Contingencies

Leases

UMTH leases office space and various computer and office equipment under several operating leases. Certain office space is leased from an entity whose majority ownership is controlled by certain partners and employees of UMTH. The office lease expires in November 2013. Other office space leases and computer and office equipment leases expire through September 2014. As a result of escalating lease payments, UMTH has recorded deferred rent of approximately $42,000 and $56,000 as of December 31, 2011 and 2010, respectively. Lease expense for 2011 and 2010, net of sublease income of approximately $96,000 and $65,000, respectively, was approximately $453,000 and $510,000, respectively. Approximately $59,000 and $35,000 of sublease income was from related parties in 2011 and 2010, respectively.

Future minimum lease payments as of December 31, 2011, are as follows:

2012	$560,000
2013	499,000
2014	14,000

$1,073,000

31

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

M.   Commitments and Contingencies – continued

Off-Balance Sheet Arrangements

UMTH from time to time enters into guarantees of debtor’s borrowings, and accounts for such guarantees in accordance with FASB ASC 460-10. Guarantees generally have fixed expiration dates or other termination clauses and may require payment of a fee by the debtor.

A guarantee involves, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. UMTH’s exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the guarantee.

In January 2008 a subsidiary of UMTH entered into a guaranty agreement by which this subsidiary guaranteed the repayment of up to $300,000 owed to American Bank of Commerce with respect to a certain promissory note between Grapevine Partners, a Texas general partnership, and American Bank of Commerce. Grapevine Partners is comprised of officers, employees, and affiliates of UMTH.

To date, UMTH has not incurred losses from guarantees entered into, and the debt that is guaranteed is also collateralized by individual promissory notes from the individual partners.

As of December 31, 2011 and 2010, UMTH also had an outstanding guaranty for four notes payable issued by related parties of UMTH to UMT, a related party. This guaranty is limited to a maximum of $10.6 million due under all of these notes and is unsecured. The total credit risk to UMTH under this guaranty as of December 31, 2011 and 2010, is the guaranty limit of approximately $10.6 million, and as of December 31, 2011 and 2010, approximately $18.4 million and $18.3 million, respectively, had been borrowed by the debtors. The related party debt is collateralized by a pledge of certain partners’ distribution rights inherent to UMTH C and D units. During 2011and 2010, C and D unit distributions associated with the pledged units were approximately $0 and $253,000, respectively.

To date, UMTH has not incurred losses from guarantees entered into, and the debt that is guaranteed is also collateralized.

N.   Related Party Transactions

Asset management fees – related parties

In connection with the servicing of loans for UDF III, a subsidiary of UMTH receives a mortgage servicing fee (the “UDF III Service Fee”) from UDF III. This subsidiary of UMTH is the general partner of UDF III. For the years ended December 31, 2011 and 2010, UMTH had recognized approximately $892,000 and $816,000, respectively, in income associated with the UDF III Service Fee. This income is included in asset management fees – related parties in the accompanying consolidated statements of operations.

32

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

N.   Related Party Transactions – continued

Asset management fees – related parties – continued

As the general partner of Land Opp, in connection with its management of the Land Opp portfolio of assets, Gen Par receives a servicing fee (the “Land Opp Service Fee”) and an asset management fee (the “Land Opp Asset Management Fee”). For the years ended December 31, 2011 and 2010, Gen Par recognized approximately $665,000 and $575,000, respectively, in income associated with the Land Opp Asset Management Fee and $42,000 and $28,000, respectively in income associated with the Land Opp Service Fee. The income associated with the Land Opp Asset Management Fee and the Land Opp Service Fee is included in asset management fees – related parties in the accompanying consolidated statements of operations.

In its capacity as the advisor to UDF IV, General Services has engaged a subsidiary of UMTH as the asset manager of UDF IV. General Services pays this subsidiary an asset management fee (the “UDF IV Asset Management Fee”) for these services. Our general partner is also the general partner of General Services. For the years ended December 31, 2011 and 2010, UMTH had recognized approximately $726,000 and $246,000, respectively, in income associated with the UDF IV Asset Management Fee. This income is included in asset management fees – related parties in the accompanying consolidated statements of operations.

A subsidiary of UMTH is the asset manager of UDF I and UDF II. In its capacity as the asset manager of UDF I and UDF II, this subsidiary receives asset management fees from UDF I and UDF II (the “UDF Asset Management Fees”). For the years ended December 31, 2011 and 2010, UMTH had recognized approximately $3.2 million and $3.3 million, respectively, in income associated with the UDF Asset Management Fee. This income is included in asset management fees – related parties in the accompanying consolidated statements of operations.

As of August 1, 2006 (now subject to an Advisory Agreement that is subject to renewal annually), UMTH entered into an Advisory Agreement with UMT. Under the terms of the agreement, UMTH is paid a monthly trust administration fee. The fee is calculated monthly depending on the Company’s annual distribution rate, ranging from 1/12th of 1% to 1/12th of 2% of the amount of average invested assets per month. The trust administration fees were capped at $1 million per year in 2011 and the fees earned by UMTH were $1 million in 2011 and approximately $1.1 million in 2010.

Transaction service fees – related parties

As the general partner of UDF III, a subsidiary of UMTH is paid 3% of the net amount available for investment in mortgages (“UDF III Placement Fees”) from the proceeds of the offering of UDF III limited partnership shares (including proceeds from shares issued in connection with the UDF III distribution reinvestment plan) for fees and expenses associated with the selection and origination of mortgages, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, and title insurance funded by the subsidiary. For the years ended December 31, 2011 and 2010, UMTH recognized approximately $434,000 and $304,000, respectively, in income associated with UDF III Placement Fees. This income is included in transaction service fees – related parties in the accompanying consolidated statements of operations.

33

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

N.   Related Party Transactions – continued

Transaction service fees – related parties – continued

As the asset manager engaged by General Services on behalf of UDF IV, a subsidiary of UMTH is paid 3% of the net amount available for investment in secured loans and other real estate assets (“UDF IV Placement Fees”). For the years ended December 31, 2011 and 2010, the UMTH recognized approximately $2.4 million and $1.3 million, respectively, in income associated with UDF IV Acquisition and Origination Fees. This income is included in transaction service fees – related parties in the accompanying consolidated statements of operations.

As the general partner of Land Opp, Gen Par was paid 3% of the net amount available for investment in mortgages for fees and expenses associated with the selection and origination of mortgages (“Land Opp Placement Fees”) from the proceeds of the offering of Land Opp limited partnership shares, Land Opp’s offering was terminated on June 30, 2011. For the years ended December 31, 2011 and 2010, Gen Par recognized approximately $693,000 and $130,000, respectively, in income associated with Land Opp Placement Fees. This income is included in transaction service fees – related parties in the accompanying consolidated statements of operations.

A subsidiary of UMTH performs certain mortgage servicing activities for the benefit of BHG, the parent company of BSH and TCH. As of December 31, 2011 and 2010, UMTH had included in transaction service fees – related parties, approximately $176,000 and $207,000, respectively, in fees from such activities in the accompanying consolidated statements of operations.

In 2011 and 2010 UMTH recognized approximately $1.2 million and $383,000, respectively, in transaction service fees – related parties from UDF IV. These amounts represent advisory fees for managing the day-to-day operations of the fund.

In 2011 and 2010 UMTH recognized approximately $279,000 and $434,000, respectively, in transaction service fees – related parties from UMT and UDF IV. These amounts represent debt placement fees.

In 2011 and 2010 UMTH recognized approximately $734,000 and $796,000, respectively, in transaction service fees – related parties from UDF, UDF LOF, UDF II, UDF III, UDF IV, and UMT. These amounts represent service fees for investor relations and are based on shareholder count.

In 2011 and 2010 UMTH recognized approximately $21,000 and $24,000, respectively, in mortgage service revenues through servicing agreements with related parties.

34

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

N.   Related Party Transactions – continued

Participation interest – related parties

In March 2009 a subsidiary of UMTH entered into two Participation Agreements (collectively, the “UMT Participation Agreements”) with United Mortgage Trust (“UMT”), a Maryland real estate investment trust, pursuant to which the subsidiary of UMTH purchased a participation interest in UMT’s interim construction loan facilities (the “Construction Loans”) to BTC and BCH (collectively, “Buffington”). In August 2009 UMT assigned the Construction Loans to UMTHF. UMT owns 100% of the interests in UMTHF. The Construction Loans provided Buffington, which is a homebuilding group, with residential interim construction financing for the construction of new homes in the greater Austin, Texas area.

The Construction Loans are evidenced by promissory notes, are secured by first lien deeds of trust on the homes financed under the Construction Loans, and are guaranteed by the parent company and the principals of Buffington. Pursuant to the UMT Participation Agreements, a subsidiary of UMTH participated in the Construction Loans by funding UMTHF’s lending obligations under the Construction Loans up to $8.5 million. The UMT Participation Agreements give the subsidiary of UMTH the right to receive payment from UMTHF of principal and accrued interest relating to amounts funded by the subsidiary of UMTH under the UMT Participation Agreements. The interest rate under the Construction Loans is the lower of 13% or the highest rate allowed by law. The subsidiary of UMTH’s participation interest is repaid as Buffington repays the Construction Loans. For each loan originated to it, Buffington is required to pay interest monthly and to repay the principal advanced to it upon the sale of the home or in any event no later than 12 months following the origination of the loan. In October 2011 the UMT Participation Agreements were amended and the maturity date was extended to October 28, 2012. In May 2012 the subsidiary of UMTH received payment in full, including interest earned, for its participation in the Construction Loans.

UMTHF managed and controlled the Construction Loans while the subsidiary of UMTH owned a participation interest in the Construction Loans. Pursuant to the UMT Participation Agreements, the subsidiary of UMTH appointed UMTHF as its agent to act on its behalf with respect to all aspects of the Construction Loans, including the control and management of the Construction Loans and the enforcement of rights and remedies available to the lender under the Construction Loans.

As of December 31, 2011 and 2010, UMTH included in participation interest – related parties approximately $318,000 and $337,000, respectively, related to the UMT Participation Agreements. For the years ended December 31, 2011 and 2010, UMTH recognized approximately $115,000 and $110,000, respectively, of interest income – related parties related to the UMT Participation Agreements. As of December 31, 2011 and 2010, UMTH included in accounts receivable – related parties accrued interest of approximately $200 and $5,000, respectively, related to the UMT Participation Agreements.

35

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

N.   Related Party Transactions – continued

Interest income – related parties

See Notes Receivable – Related Parties and Participation Interest – Related Parties sections of Note N – Related Party Transactions for further details.

Interest expense – related parties

See Note I - Notes Payable – Related Parties for further details.

General and administrative expenses – related parties

For the years ended December 31, 2011 and 2010, UMTH paid approximately $647,000 and $540,000, respectively, in consulting fees to stockholders of our general partner and unit holders of UMTH. These amounts are included in general and administrative expense – related parties for the years then ended.

In 2011 and 2010 UMTH paid approximately $697,000 and $713,000, respectively, in rent and common area maintenance expenses for its primary office space in Grapevine, Texas to a related party. These amounts are included in general and administrative expenses – related parties in the accompanying consolidated statements of operations.

In 2011 and 2010 UMTH reimbursed certain related parties approximately $83,000 and $49,000, respectively, for certain operating expenses, which is included in general and administrative expense – related parties.

In 2011 and 2010 UMTH paid approximately $6,000 in rent and utility reimbursement for office space during the period to a stockholder of the general partner, who owns the office building in which UMTH leases office space. These amounts are included in general and administrative expenses – related parties in the accompanying consolidated statements of operations.

As the general partner of Land Opp, Gen Par is responsible for the overall management and operation of the fund. As such, due to the termination of the Land Opp offering on June 30, 2011, Gen Par expensed Land Opp’s remaining unreimbursed organizational and offering costs of approximately $986,000 in 2011.

This amount is included in general and administrative expense – related parties for the year ended December 31, 2011.

Accounts receivable – related parties

As of December 31, 2011 and 2010, a subsidiary of UMTH had accounts receivable – related parties totaling approximately $5.8 million and $3.5 million, respectively, related to UDF Asset Management Fees.

36

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

N.   Related Party Transactions – continued

Accounts receivable – related parties – continued

As of December 31, 2011 and 2010, a subsidiary of UMTH had accounts receivable – related parties from UDF TX Two of approximately $105,000 related to asset management fees.

As of December 31, 2010, the Partnership had accounts receivable of approximately $24,000 related to services performed for a company that became a wholly owned subsidiary of UDF I in December 2009. There was no such receivable from this company as of December 31, 2011.

As of December 31, 2011 and 2010, a subsidiary of UMTH had accounts receivable – related parties from UDF III totaling approximately $400,000 and $552,000, respectively, related to UDF III Service Fees.

As of December 31, 2011 and 2010, a subsidiary of UMTH had accounts receivable – related parties from UDF III for promotional and carried interest of approximately $1.6 million and $3.1 million, respectively (see Note E - Investments in Partnerships for further discussion).

As of December 31, 2011 and 2010, a subsidiary of UMTH had accounts receivable – related parties from UDF III of approximately $2.3 million and $2.7 million, respectively, related to UDF III Placement Fees.

As of December 31, 2011 and 2010, a subsidiary of UMTH had accounts receivable – related parties from UDF IV of approximately $852,000 and $785,000, respectively, relating to UDF IV Placement Fees.

As of December 31, 2011 and 2010, a subsidiary of UMTH had accounts receivable – related parties from UDF IV of approximately $914,000 and $202,000, respectively, related to UDF IV Asset Management Fees.

As of December 31, 2011 and 2010, UMTH had a receivable from a limited partner of approximately $75,000 included in accounts receivable – related parties.

As of December 31, 2011 and 2010, UMTH had a receivable from a related party of approximately $16,000 and $47,000 included in accounts receivable – related parties.

As of December 31, 2011 and 2010, UMTH had a receivable from a related party for mortgage servicing of approximately $89,000 and $102,000, respectively, included in accounts receivable – related parties.

As of December 31, 2011 and 2010, UMTH had included in accounts receivable – related parties, approximately $8.2 million and $7.1 million, respectively, for placement fees, advisory fees and offering and organization costs paid on behalf of UDF IV.

37

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

N.   Related Party Transactions – continued

Accounts receivable – related parties – continued

As of December 31, 2011 and 2010, UMTH had included in accounts receivable – related parties, approximately $905,000 and $1.3 million, respectively, for placement fees, advisory fees, and investor relations functions performed on behalf of UDF I, UDF II, UDF III, UDF IV, LOF, and United Mortgage Trust.

As of December 31, 2010, Gen Par had accounts receivable – related parties from Land Opp of approximately $847,000 relating to Land Opp Placement Fees. As Land Opp’s offering was terminated on June 30, 2011, there was no such receivable from Land Opp as of December 31, 2011.

As of December 31, 2011 and 2010, Gen Par had accounts receivable – related parties from Land Opp of approximately $79,000 and $46,000, respectively, related to Land Opp Service Fees and Land Opp Asset Management Fees.

Gen Par received 1.5% of the gross offering proceeds of Land Opp for reimbursement of organization and offering expenses and 0.5% for reimbursement of bona fide due diligence expenses. As of December 31, 2010, Gen Par had accounts receivable from Land Opp totaling approximately $1.5 million for unreimbursed organization and offering and due diligence expenses. As Land Opp’s offering was terminated on June 30, 2011, there was no such receivable from Land Opp as of December 31, 2011.

Profits interest receivable – related parties

The balance included in profits interest receivable – related parties represents the UDF Profits Interest recorded by a subsidiary of UMTH, net of any distributions from UDF I and UDF II. This subsidiary did not record any additional UDF Profits Interest or distributions from UDF I or UDF II for the years ended December 31, 2011 or 2010. As of December 31, 2011 and 2010, UMTH had a profits interest receivable from UDF I and UDF II totaling approximately $76,000.

Notes receivable – related parties

In March 2008 UDF X entered into a $6 million promissory note (the “OU Land Note”) with OU Land Acquisition, L.P. (“OU Land”). OU Land is a wholly owned subsidiary of UDF I. The OU Land Note bears interest at a base rate of 15% per annum and is secured by residential acreage located in Houston, Texas.

38

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

N.   Related Party Transactions – continued

Notes receivable – related parties – continued

The OU Land Note matured in May 2009, but remained outstanding as of December 31, 2011. As of December 31, 2011 and 2010, a subsidiary of UMTH has included in notes receivable – related parties $8.5 million and $7.1 million, respectively, related to the OU Land Note. For the years ended December 31, 2011 and 2010, UMTH recognized approximately $1.2 million and $1.0 million, respectively, of loan interest income – related parties related to the OU Land Note. As of December 31, 2011 and 2010, UMTH has included in accounts receivable – related parties accrued interest of approximately $933,000 and $800,000, respectively, related to the OU Land Note. Effective March 2012 the OU Land Note was extended through March 31, 2013, and the commitment was increased to approximately $9.8 million. Effective March 2013 the OU Land Note was further modified and the maturity was extended through March 31, 2014. In determining whether to modify this loan, we evaluated the economic conditions, the estimated value and performance of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay or the value of the collateral and other relevant factors. In determining whether to modify this loan, we evaluated the economic conditions, the estimated value and performance of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay or the value of the collateral and other relevant factors.

In March 2008 UDF X originated a secured promissory note with UDF TX One, L.P. (“TX One”) in the principal amount of approximately $8 million. TX One is a wholly owned subsidiary of UDF I. This note was modified in December 2008.

The note bore interest at a base rate of 9.55% per annum and was repaid in full in November 2010. For the year ended December 31, 2010, the Partnership recognized approximately $112,000 of interest income related to this note.

In December 2009 the Partnership originated a secured promissory note with UDF I (the “UDF I Note Receivable”) in the principal amount of approximately $1.2 million. The note bore interest at a base rate of 6% per annum and was repaid in full in January 2010. For the year ended December 31, 2010, the Partnership recognized approximately $4,000 of interest income related to the UDF I Note Receivable.

Accounts payable – related parties

As of December 31, 2011 and 2010, UMTH had included in accounts payable – related parties approximately $183,000 and $174,000, respectively, owed to a related party.

As of December 31, 2011 and 2010, UMTH had included in accounts payable – related parties approximately $1.5 million and $478,000, respectively, owed to UDF IV.

As of December 31, 2011 and 2010, UMTH owed approximately $75,000 and $56,000, respectively, to a related party for deferred rent and this amount was included in accounts payable – related parties.

39

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

N.   Related Party Transactions – continued

Accounts payable – related parties - continued

As of December 31, 2011 and 2010, UMTH had deferred revenue relating to UDF IV Placement Fees of approximately $3.0 million and $3.3 million, respectively, included in accounts payable – related parties in the accompanying consolidated balance sheets.

As of December 31, 2010, Gen Par had deferred revenue relating to Land Opp Placement Fees of approximately $847,000 included in accounts payable – related parties in the accompanying consolidated balance sheets. As Land Opp’s offering was terminated on June 30, 2011, there was no such balance included in accounts payable - related parties as of December 31, 2011.

Gen Par is required to reimburse Land Opp for certain operating expenses. As of December 31, 2011 and 2010, Gen Par had approximately $336,000 and $184,000, respectively, included in accounts payable – related parties related to such reimbursements.

See Note I - Notes Payable - Related Parties for further details on accrued interest payable included in accounts payable - related parties.

Notes payable – related parties

See Note I - Notes Payable - Related Parties for further details.

O.   Subsequent Events

In preparing the consolidated financial statements, UMTH has evaluated all subsequent events and transactions for potential recognition or disclosure through June 28, 2013, the date the financial statements were available for issuance.

In 2012 UMTH and its general partner created a new class of limited partnership interest classified as “Units” and designated as “Series A Units.” Series A Units have the same vesting schedule as Class D Units, described in Note J – Partners’ Deficit and vest as follows: 50% vest at the end of the second year after the initial Units are issued to a limited partner and the remainder at the end of the third year after the Units are issued to a limited partner.

40